Riley Permian Announces Credit Facility Extension and Increase in Borrowing Base OKLAHOMA CITY, December 18, 2024 /PRNewswire/ -- Riley Exploration Permian, Inc. (NYSE American: REPX) ("Riley Permian" or the "Company") today announced that it recently completed an amendment to its senior secured revolving credit facility (“Credit Facility”). Credit Facility Amendment Highlights: • Extended the facility maturity from April 2026 to December 2028 • Increased the borrowing base and commitment levels by 7% from $375 million to $400 million • Increased the syndicate to nine total lenders As of December 13, 2024, the Company had $117 million drawn on the Credit Facility with $283 million of availability. The management team and board of directors of Riley Permian extend their gratitude to the banking syndicate partners for their continued support. About Riley Exploration Permian, Inc. Riley Permian is a growth-oriented, independent oil and natural gas company focused on the acquisition, exploration, development and production of oil, natural gas, and natural gas liquids. For more information please visit www.rileypermian.com. Investor Contact: Rick D’Angelo 405-438-0126 IR@rileypermian.com